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April 29, 1994



Frank G. Skedel
Treasurer and Senior Vice President
LDI Corporation
1375 E. 9th Street - Suite 700
Cleveland, Ohio  44114

Dear Mr. Skedel:

This will confirm our understanding with respect to the $8,333,333.33 principal balance owing under the promissory note dated as of July 1, 1993 (in the face amount of $20,000,000) made be LDI Corporation (the "Company") to the order of National Westminster Bank USA (the "Bank"). Such balance is now due and payable in full on September 1, 1994. The Bank will extend the payment thereof under terms which will require the Company to make payment in 11 monthly installments of principal as follows:

                        Installment Due Date                        Installment Amount
                        --------------------                        ------------------
                          May 9, 1994                                  $1,750,000.00
                          June 1, 1994                                 $1,750,000.00
                          July 1, 1994                                   $690,000.00
                          August 1, 1994                                 $690,000.00
                          September 1, 1994                              $690,000.00
                          October 1, 1994                                $690,000.00
                          November 1, 1994                               $690,000.00
                          January 31, 1995                               $345,833.33
                          February 28, 1995                              $345,833.33
                          March 31, 1995                                 $345,833.33
                          April 30, 1995                                 $345,833.33



The foregoing principal balance from time to time unpaid will continue to bear interest at the Bank's prime rate. Interest will be payable together with principal on each principal payment date except that interest will also be payable on December 1, 1994 and January 1, 1995. The Bank will prepare a new note to be

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executed by the Company to conform to the foregoing arrangement which is subject to receipt by the Bank on May 9, 1994 of the $1,750,000 payment (with accrued and unpaid interest) due on that date together with an extension fee of $41,145.83 (.625% Note Balance following payment on May 9). The new note will contain terms substantially similar to those of the July 1, 1993 note modified, of course, to reflect the foregoing. It will also contain a provision which will require that the Bank be secured PARI PASSU with any other institutions to whom any security interest is given to secure payment of the obligations of the Company to such institution or institutions.

If the foregoing is in accordance with your understanding, kindly sign and return the enclosed copy hereof together with amounts specified above by May 2, 1994 as aforesaid.

Very truly yours,

NATIONAL WESTMINSTER BANK USA

By  ______________________________
       Merily E. McLaughlin
       Vice President



ACCEPTED AND AGREED April 29, 1994:



__________________________________
Frank G. Skedel
Treasurer and Senior Vice President